UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report: July 28, 2008
(Date of earliest event reported)
Akorn, Inc.
(Exact name of registrant as specified in its charter)

Louisiana (State or other jurisdiction of incorporation)	001-32360 (Commission File Number)	72-0717400 (I.R.S. Employer Identification No.)
2500 MILLBROOK DRIVE
BUFFALO GROVE, ILLINOIS 60089
(Address of principal executive offices, zip code)
(847) 279-6100
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On July 28, 2008, Akorn, Inc. (“Akorn”) borrowed $5,000,000 from The John N. Kapoor Trust Dated September 20, 1989 (the “Kapoor Trust”) in return for issuing the Kapoor Trust a Subordinated Promissory Note (the “Note”) in the principal amount of $5,000,000. The Note accrues interest at a rate of 15% per annum and is due and payable at the end of one year. Mr. John N. Kapoor, Ph.D., Akorn’s current Chairman of the Board, and a principal shareholder of Akorn, is the beneficiary and sole trustee of the Kapoor Trust.
     In connection with the Note, Akorn entered into a Subordination and Intercreditor Agreement dated July 28, 2008 (“Intercreditor Agreement”), with the Kapoor Trust, LaSalle Bank National Association, as administrative agent (“LaSalle Bank”), the senior lenders party to the Credit Agreement (as described below) and Akorn (New Jersey), Inc. (“Akorn NJ”). Among other things, the Intercreditor Agreement provides that the payment of the debt pursuant to the Note (the “Debt”) will be subordinate and subject in right and time of payment, to the prior payment of all debt owed in connection with the Credit Agreement dated as of October 7, 2003 between Akorn, LaSalle Bank, the financial institutions party thereto and Akorn NJ, as amended (the “Credit Agreement”).
     Also on July 28, 2008, and in connection with the Note and the Intercreditor Agreement, Akorn entered into a Consent to Credit Agreement (“Consent”) with LaSalle Bank, the financial institutions party thereto and Akorn NJ. Among other things, the Consent provides LaSalle Bank’s and the required lender’s consent to Akorn’s incurrence of the Debt, and to such debt being treated as subordinated debt in accordance with the Credit Agreement.
     The descriptions of the Note, Intercreditor Agreement and Consent herein are only summaries and are qualified in their entirety by the full text of such documents, which are filed as an exhibits hereto and are incorporated by reference herein.
Item 2.03 Creation of a Direct Financial Obligation of an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The information disclosed under Item 1.01 of this Current Report on Form 8-K with respect to Akorn’s borrowing $5,000,000 from the Kapoor Trust, the Debt and the issuance of the Note is incorporated into this Item 2.03 in its entirety. The amount due under the Note may be accelerated and the interest rate payable may be increased to 20% if: (i) Akorn or Akorn NJ defaults in making the payment when due; (ii) Akorn or Akorn NJ (a) becomes insolvent or fails to pay, or admits in writing its inability to pay debts as they become due, (b) applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian or makes a general assignment for the benefit of creditors, (c) fails within 60 days to have discharged any trustee, receiver or other custodian appointed for it without its consent, (d) commences any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, or if such proceeding is not commenced by Akorn or Akorn NJ, it is consented to or acquiesced in by the same or remains undismissed for 60 days, (e) takes any action to authorize or in furtherance of any of the foregoing; or (iii) an “event of default” has occurred under the Credit Agreement and is continuing and the debt due thereunder has been accelerated.
Item 9.01 Financial Statements and Exhibits.
(d)	Exhibits.
10.1	Subordinated Promissory Note dated as of July 28, 2008, issued by Akorn, Inc. to The John N. Kapoor Trust Dated September 20, 1989, in the principal amount of $5,000,000

10.2	Subordination and Intercreditor Agreement dated as of July 28, 2008, by and among Akorn, Inc., The John N. Kapoor Trust Dated September 20, 1989, LaSalle Bank National Association, as administrative agent for all senior lenders party to the senior credit agreement, and Akorn (New Jersey), Inc.

10.3	Consent to Credit Agreement dated as of July 28, 2008, by and among Akorn, Inc., LaSalle Bank National Association, as administrative agent, the financial institutions party thereto and Akorn (New Jersey), Inc.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Akorn, Inc.
By:	/s/ Jeffrey A. Whitnell
Jeffrey A. Whitnell
Chief Financial Officer, Treasurer and Secretary

Date: July 31, 2008